Exhibit 10.1

Description of Prudential Savings Bank's 2007 Bonus Program

    For fiscal 2007, the Compensation Committee of the Board of Directors of Prudential Savings Bank (the "Bank") established a bonus pool of $220,000 based on approximately 6.5% of the Company's net income for the fiscal year.  The bonus pool was reduced by $1,250 paid to part-time employees.  All full time employees of the Bank are allocated a service factor based on their years of service as follows:

Service Factor	Years of Service
0.5	Up To 1 Year
1.0	1 To 3 Years
1.5	Over 3 To 5 Years
2.0	Over 5 To 10 Years
2.5	Over 10 To 20 Years
3.0	Over 20 Years

    Messrs. Thomas Vento, President and Chief Executive Officer, and Joseph Corrato, Executive Vice President and Chief Financial Officer, have a fixed service factor of 4.0.  Each individual's service factor is then multiplied by the employee's base salary to determine the proportionate allocation of the bonus pool among all full time employees.